SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b)(c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*

                              Express Scripts, Inc.

                         ------------------------------

                                (Name of Issuer)

                                  Common Stock

                         ------------------------------

                         (Title of Class of Securities)

                                    302182100

                         ------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2003

             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                (x) Rule 13d-1(b)
                                ( ) Rule 13d-(c)
                                ( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 11 Pages

CUSIP No.  302182100                   13G                    Page 2 of 11 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         College Retirement Equities Fund
         I.R.S. #13-6022-042

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  3,979,844

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           3,979,844  (shared with its
                  investment adviser, TIAA-CREF Investment Management, LLC)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,979,844

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     5.067%

12.      TYPE OF REPORTING PERSON*

                                       IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  302182100                   13G                    Page 3 of 11 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA Separate Account VA-1
         I.R.S. #13-1624203

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  4,446

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           4,446
                  (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      4,446

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.0057%

12.      TYPE OF REPORTING PERSON*

                                       IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  302182100                   13G                    Page 4 of 11 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Mutual Funds
         I.R.S. #13-4088138 (Equity Index Fund)
         I.R.S. #13-4088091 (Social Choice Equity Fund)
         I.R.S. #13-3930560 (Growth Equity Fund)
         I.R.S. #13-3930561 (Growth & Income Fund)

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  159,334

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           159,334
                  (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     159,334

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     ( )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.2029%

12.      TYPE OF REPORTING PERSON*

                                       IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  302182100                   13G                    Page 5 of 11 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Institutional Mutual Funds
         I.R.S. #13-4055170 (Equity Index Fund)
         I.R.S. #52-2366604 (Mid-Cap Growth Fund)
         I.R.S. #52-2366594 (Mid-Cap Growth Index Fund)
         I.R.S. #52-2366608 (Mid-Cap Value Fund)
         I.R.S. #52-2366562 (S&P 500 Index Fund)
         I.R.S. #52-2366565 (Large-Cap Growth Index Fund)
         I.R.S. #03-0472894 (Large-Cap Value Fund)
         I.R.S. #52-2366577 (Mid-Cap Blend Index Fund)
         I.R.S. #13-4055615 (Social Choice Equity Fund)
         I.R.S. #13-4055170 (Growth Equity Fund)
         I.R.S. #13-4055169 (Growth & Income Fund)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  119,419

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           119,419
                  (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     119,419

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     ( )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.152%

12.      TYPE OF REPORTING PERSON*

                                       IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  302182100                   13G                    Page 6 of 11 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Life Funds
         I.R.S. #13-4025227 (Stock Index Fund)
         I.R.S. #13-4100628 (Social Choice Equity Fund)
         I.R.S. #01-0735756 (Large-Cap Value Fund)
         I.R.S. #13-4100624 (Growth Equity Fund)
         I.R.S. #13-4100625 (Growth & Income Fund)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  12,784

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           12,784
                  (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     12,784

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     ( )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.0163%

12.      TYPE OF REPORTING PERSON*

                                       IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  302182100                   13G                    Page 7 of 11 Pages


Item 1(a).        NAME OF ISSUER:

                           Express Scripts, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           13900 Riverport Drive
                           Maryland Heights, MO 63043

Item 2(a).        NAME OF PERSON FILING:

                           (1)      College Retirement Equities Fund ("CREF")

                           (2)      TIAA Separate Account VA-1 ("VA-1")

                           (3)      TIAA-CREF Mutual Funds ("Mutual Funds")

                           (4) TIAA-CREF Institutional Mutual Funds ("Institutional Funds")

                           (5)      TIAA-CREF Life Funds ("Life Funds")

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                           (1)      CREF -                730 Third Avenue
                                                          New York, N.Y. 10017

                           (2)      VA-1 -                730 Third Avenue
                                                          New York, N.Y. 10017

                           (3)      Mutual                730 Third Avenue
                                    Funds -               New York, N.Y. 10017

                           (4)      Institutional Funds - 730 Third Avenue
                                                          New York, N.Y. 10017

                           (5)      Life Funds -          730 Third Avenue
                                                          New York, N.Y. 10017

Item 2(c).        CITIZENSHIP:

                           (1)      CREF - Incorporated in New York

                           (2)      VA-1 - Established in New York

                           (3)      Mutual Funds - Incorporated in Delaware

                           (4)      Institutional Funds - Incorporated
                                    in Delaware

                           (5)      Life Funds - Incorporated in Delaware

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock

Item 2(e).        CUSIP NUMBER:  302182100

Item 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),
                  OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.

(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      ( )      Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

(d)      (x)      Investment Company registered under Section 8 of the
                  Investment Company Act.

(e)      ( )      An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E);

CUSIP No.  302182100                   13G                    Page 8 of 11 Pages


(f)      ( )      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

(g)      ( )      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

(j)      (x)      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

Item 4.  OWNERSHIP.

(1)      COLLEGE RETIREMENT EQUITIES FUND

         (a)      Amount Beneficially Owned: 3,979,844

         (b)      Percent of Class: 5.067%

         (c) The Board of Trustees of CREF, an investment company, has sole power to vote 3,979,844 shares of common stock and authority to direct the disposition of the 3,979,844 shares of common stock. TIAA-CREF Investment Management, LLC, CREF's investment adviser, is authorized to sell the 3,979,844 shares on behalf of CREF in its discretion, subject to the ultimate authority of the CREF Board of Trustees.

(2)      TIAA SEPARATE ACCOUNT VA-1

         (a)      Amount Beneficially Owned: 4,446

         (b)      Percent of Class: 0.0057%

         (c) The management committee of VA-1, an investment company, has sole power to vote 4,446 shares of common stock, and authority to direct the disposition of the 4,446 shares of common stock. Teachers Advisors, Inc., VA-1's investment adviser, is authorized to sell the 4,446 shares on behalf of VA-1 in its discretion, subject to the ultimate authority of the VA-1 Management Committee.

(3)      TIAA-CREF MUTUAL FUNDS

         (a)      Amount Beneficially Owned: 159,334

         (b)      Percent of Class: 0.2029%

         (c) The Board of Trustees of the Mutual Funds, an investment company, has sole power to vote 159,334 shares of common stock, and authority to direct the disposition of the 159,334 shares of common stock. Teachers Advisors, Inc., the Mutual Fund's investment adviser, is authorized to sell the 159,334 shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

(4)      TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

         (a)      Amount Beneficially Owned: 119,419

         (b)      Percent of Class: 0.152%

         (c) The Board of Trustees of the Institutional Funds, an investment company, has sole power to vote 119,419 shares of common stock, and authority to direct the disposition of the 119,419 shares of common stock. Teachers Advisors, Inc., the Institutional Funds investment adviser, is authorized to sell the 119,419 shares on behalf of the Institutional Funds in its discretion, subject to the ultimate authority of the Institutional Funds Board of Trustees.

CUSIP No.  302182100                   13G                    Page 9 of 11 Pages


(5) TIAA-CREF LIFE FUNDS

         (a)      Amount Beneficially Owned: 12,784

         (b)      Percent of Class: 0.0163%

         (c) The Board of Trustees of the Life Funds, an investment company, has sole power to vote 12,784 shares of common stock, and authority to direct the disposition of the 12,784 shares of common stock. Teachers Advisors, Inc., the Life Funds' investment adviser, is authorized to sell the 12,784 shares on behalf of the Life Funds in its discretion, subject to the ultimate authority of the Life Funds Board of Trustees.



Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                                 Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                             See attached Exhibit A.

Item 9.           NOTICE OF DISSOLUTION OF GROUP:    Not Applicable

Item 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  302182100                   13G                   Page 10 of 11 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2004
                                    COLLEGE RETIREMENT EQUITIES FUND


                                    By: /s/ Stewart Greene
                                        ----------------------------------------
                                        Stewart Greene
                                        Chief Counsel, Securities Law

                                    TIAA SEPARATE ACCOUNT VA-1


                                    By: /s/ Stewart Greene
                                        ----------------------------------------
                                        Stewart Greene
                                        Chief Counsel, Securities Law

                                    TIAA-CREF MUTUAL FUNDS


                                    By: /s/ Stewart Greene
                                        ----------------------------------------
                                        Stewart Greene
                                        Chief Counsel, Securities Law

                                    TIAA-CREF INSTITUTIONAL MUTUAL FUNDS


                                    By: /s/ Stewart Greene
                                        ----------------------------------------
                                        Stewart Greene
                                        Chief Counsel, Securities Law

                                    TIAA-CREF LIFE FUNDS


                                    By: /s/ Stewart Greene
                                        ----------------------------------------
                                        Stewart Greene
                                        Chief Counsel, Securities Law

CUSIP No.  302182100                   13G                   Page 11 of 11 Pages


                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

College Retirement Equities Fund - IV
TIAA Separate Account VA-1 - IV
TIAA-CREF Mutual Funds - IV
TIAA-CREF Institutional Mutual Funds - IV
TIAA-CREF Life Funds - IV


The College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds (the "Reporting Persons") are filing as a group because CREF's investment adviser, TIAA-CREF Investment Management, LLC, is affiliated and employs some of the same investment personnel as Teachers Advisors, Inc., the investment adviser for TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds. However, because separate investment decisions are made with respect to the respective portfolio holdings of each of the Reporting Persons and there is no oral or written agreement or arrangement among the Reporting Persons with respect to acquisition, voting, disposition or otherwise of their securities, each Reporting Person disclaims beneficial ownership of the others' securities holdings and disclaims its membership in a group with the other Reporting Person, where the purpose of the group is to acquire control of or influence management of the issuer.